Exhibit 99.1

Altisource Portfolio Solutions S.A. Management Discusses Q1 2014 Results - Earnings Call Transcript

Executives

Michelle D. Esterman - Chief Financial Officer and Principal Accounting Officer

William C. Erbey - Chairman, Chairman of Nomination/Governance Committee and Chairman of Executive Committee

William B. Shepro - Chief Executive Officer, President, Director and Member of Executive Committee

Analysts

Michael J. Grondahl - Piper Jaffray Companies, Research Division

Henry J. Coffey - Sterne Agee & Leach Inc., Research Division

Douglas A. Kass - Seabreeze Partners Management, Inc.

Quincy Lee

DeForest R. Hinman - Walthausen & Co., LLC

Fred Small - Compass Point Research & Trading, LLC, Research Division

Ryan Zacharia - JAM Equity Partners, LLC

Kenneth S. James - Sterne Agee & Leach Inc., Research Division

Bryan Wren

Ben Glaze

Altisource Portfolio Solutions S.A. (ASPS) Q1 2014 Earnings Call April 24, 2014 11:00 AM ET

Operator

Good day, ladies and gentlemen, and welcome to the Altisource First Quarter Earnings Conference Call. [Operator Instructions] As a reminder, this conference call is being recorded. I would now like to introduce your host for today’s conference, Michelle Esterman. Please go ahead.

Michelle D. Esterman

Thank you, operator. We first want to remind you that the earnings release, Form 10-Q and quarterly slides are available on our website at www.altisource.com. These provide additional information investors may find useful.

Our presentation today contains forward-looking statements made pursuant to the Safe Harbor provisions of the federal securities law. Statements in this conference call and in our press release issued earlier today, which are other than historical fact, are forward-looking statements. Factors that might cause actual results to differ materially are discussed in our earnings release, as well as our public filings. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements regardless of whether new information becomes available, future developments occur or otherwise.

Joining me for today’s call are Bill Erbey, our Chairman; and Bill Shepro, our Chief Executive Officer. I would now like to turn the call over to Bill Erbey.

William C. Erbey

Thank you, Michelle. Good morning, and thank you for joining today’s call. This morning, I plan on spending a few minutes providing an update on the progress we are making on our 2014 strategic initiatives. Michelle will provide an overview of our financial performance, and Bill will discuss our first quarter operations and initiatives in more detail.

Altisource had a very strong quarter, marking the 12th straight quarter of sequential service revenue growth. We also had record pretax income and earnings per share. To maintain this trend, we remain focused on executing against our strategic plan. There are 4 components to our plan: first, ensure we have a robust world-class compliance management system; second, advance our real estate marketplace vision and expand our residential rental property management business; third, advance our mortgage marketplace vision supporting Ocwen and Lenders One’s growth; and fourth, deploy our cash to repurchase Altisource shares when trading at attractive prices and acquire companies that help support the mortgage or real estate marketplace vision. We’re making good progress on each of these initiatives.

With respect to compliance, our focus is on developing a world-class compliance management system and providing our customers with high-quality services in a compliant fashion. We have over 175 professionals working in our quality and compliance functions, including business unit compliance managers, legal, internal audit and quality assurance staff with oversight from the Compliance Committee of the Board of Directors and our senior executives.

During 2014, we continue to improve our compliance technologies and are working with independent consultants to review and enhance other elements of our compliance management system. We believe our compliance focus has been and will be a contributing factor to our success in winning new clients.

Turning to our real estate marketplace. We continue to advance Altisource as a premier real estate marketplace with both content and distribution. In the distressed real estate market, there’s been large-scale adoption of online auctions for the sale of homes. Hubzu, our online real estate sales marketplace, is performing well with distressed real estate assets as we continue to drive a high volume of relevant traffic to the houses on Hubzu, resulting in more REO sales. We’re excited by the number of new clients that are adopting Hubzu. Today, we signed agreements with 7 servicers and asset managers to sell their houses, demonstrating our ability to further diversify our customer base.

Notably, last week, we signed an agreement with a top 10 financial institution to manage its REO from acquisition through disposition, including providing asset management, valuation, brokerage, online auction and title services. We began working on this transaction over a year ago, participating in a multi-phased competitive process. Beginning in the third quarter, we expect to receive approximately 200 to 400 REO referrals per month from this customer.

For our preferred partner program, we are still in the discovery phase. We are attempting to establish an online marketplace for individual homeowners and their brokers to auction homes and move home sales transactions that typically take place offline to an online environment. Unlike the REO space, this largely does not exist today. We have no difficulty in signing up brokers and having them market their properties on Hubzu. In fact, 45% of the homes marketed on Hubzu are placed directly by brokers. However, the listing brokers are primarily using Hubzu as a complement to their traditional marketing efforts as opposed to leveraging Hubzu’s auction and online transaction functionality. As a result, most sales are taking place outside of Hubzu. To more fully support sellers, buyers and brokers of nondistressed homes, we will continue to tailor the Hubzu preferred partner program and pilot strategies to increase adoption of home auctions as we work to evolve the nondistressed home sales transaction process.

Our rental real estate market place provides services to improve, rent and manage rental homes. We’re providing this marketplace for Altisource Residential’s assets and are prepared to support the growth of this portfolio. Throughout the quarter, we continued to develop and improve our end-to-end suite of services, typically purchased in connection with a home rental or ongoing home maintenance.

During 2014, we plan to invest in more personnel to support the future growth of this business.

Turning to the mortgage marketplace, we have 2 primary areas of focus. First, providing high-quality compliant services for Ocwen’s servicing portfolio; and second, growing our origination related services, leveraging our relationships with Lenders One and Ocwen.

With respect to Ocwen, we continue to focus on providing high-quality compliant services to enhance their competitive position.

With respect Lenders One, the members have grown from 4% of the U.S. origination market in 2010 when we acquired the Lenders One management company to approximately 14% today. This represents an annual growth rate of 35%. To monetize the opportunity and improve the profitability of the members, we are focused on Altisource and our preferred vendors, providing a greater percentage of the services purchased in connection with the members originations. As we discussed last quarter, we believe the development of a technology solution to receive and deliver services electronically will be a meaningful milestone that will drive a higher penetration rate. We expect to begin that development in the second half of 2014 with the rollout in 2015. Even without the technology solutions in place, our origination-related service revenue grew 18% in the first quarter of 2014 compared to the fourth quarter of 2013, while origination volume for the market as a whole declined an estimated 23% over the same period.

The fourth component of our strategic plan relates to cash deployment. Altisource is a capital light company that generates more operating cash flow than net income. In 2013, operating cash was 1.4x Altisource’s net income. We intend to deploy cash on hand and operating cash flow to make acquisitions that support the mortgage and real estate marketplace vision and to repurchase Altisource shares when trading at attractive prices.

During the first quarter of 2014, we continue to evaluate potential bolt-on acquisitions that we believe will help us achieve our long-term marketplace objectives. With respect to share repurchases, we bought back 406,000 shares during the first 4 months of 2014 at an average price of approximately $113 per share.

As many of you know, Luxembourg law places a restriction on the dollar amount of share repurchases. Our Board of Directors has approved the restructuring of our subsidiaries, which, when completed, will establish our capacity under Luxembourg law for share repurchases at approximately $2.8 billion plus the future earnings. We’re seeking lenders’ consent to add a new subsidiary as a guarantor to the loan. We expect to complete the restructuring in the next 2 months.

I’ll now turn the call over to Michelle for financial update. Michelle?

Michelle D. Esterman

Thank you, Bill. This morning we reported record first quarter 2014 service revenue of $210 million, net income attributable to shareholders of $39.6 million and diluted earnings per share of $1.61. Slides 3 and 4 provide highlights of our results for the current quarter compared to prior periods.

We’re very pleased with our operating results, as we continue to expand the operating margins in our Mortgage Services segment, grow Technology Services revenue from Equator, and increase the average number of loans on REALServicing, while continuing to invest in our next-generation technologies. Compared to the fourth quarter of 2013, service revenue increased 9% as we began to experience the benefit of the loans that were boarded on REALServicing in 2013 and the inclusion of a full quarter of Equator revenue compared to 6 weeks in the fourth quarter.

Partially offsetting this growth was a decline in the asset recovery business in the Financial Services segment.

As you can see on Slide 10, service revenue per delinquent loan for non-GSE loans, the primary driver of our default-related services revenue, remained relatively constant at $362 in the first quarter of 2014 compared to $363 in the fourth quarter of 2013.

Service revenue per delinquent loan is generally higher in the second and third quarters and lower in the first and fourth quarters from seasonal fluctuations in real estate sales and lawn maintenance.

Net income attributable to shareholders in the first quarter of 2014 was 12% higher than the fourth quarter of 2013, primarily from the expansion of operating margins in our Mortgage Services and Equator businesses and from lower interest expense, partially offset by investments in the growth of our rental property management, our nondistressed home sales and our origination-related services businesses. As Bill will discuss in greater detail in a few minutes, our default-related services operating margins improved over the fourth quarter of 2013, contributing to the 200 basis point improvement in Mortgage Services operating margin.

Interest expense was lower than the fourth quarter of 2013 because of the December 2013 refinancing of our senior secured term loan at a lower interest rate.

Turning to our operating profit margins, the company’s overall margins remained the same at 23% in the first quarter of 2014 compared to the fourth quarter of 2013, even though Mortgage Services and Technology Services margins improved. The consistent margin was driven by a shift in revenue mix across the segments, as the lower margin Technology Services segment grew at a faster rate than the higher-margin Mortgage Services segment.

Within the Financial Services segment, revenue mix was also a factor, as the customer relationship management business grew at a faster rate than the higher-margin asset recovery business.

While operating margins in the Technology Services segment improved in the first quarter, we anticipate margins to remain constrained as we continue to invest in the development of our next-generation technology. And unlike many other companies, we expense employee costs related to internally developed software.

On an absolute dollar basis, selling, general and administrative expenses increased in the first quarter of 2014 compared to the fourth quarter of 2013 from higher Hubzu marketing costs and the inclusion of a full quarter of Equator compared to half a quarter in 2013. Additionally, there are some costs we don’t expect to be recurring, such as duplicative facility cost as we move to new facilities and other one-time expenses.

From a cash perspective, we generated $36.3 million in operating cash flow in the first quarter of 2014, representing $0.17 for every dollar of service revenue. The decline in operating cash flow as a percentage of service revenue compared to the fourth quarter of 2013 was primarily driven by the payment of annual bonuses in March of 2014 and timing differences in converting Accounts Receivable to cash.

We primarily deployed first quarter 2014 operating cash by repurchasing $35.8 million of Altisource common stock, representing 325,146 shares at an average purchase price of $109.97 per share, and investing $12.9 million in facilities and technology to support our growth.

I will now turn the call over to Bill for a discussion of our first quarter operations and growth initiatives in more detail. Bill.

William B. Shepro

Thanks, Michelle. We are pleased with our operating results for the quarter, achieving record quarterly service revenue and earnings per share. We are also pleased with the progress we are making with new and prospective clients, as the sale cycles in our businesses can be quite long. We have recently been awarded 2 attractive contracts with top 10 financial institutions. The first is the REO asset management award that Bill discussed earlier and the second is in our asset recovery management business, where we were chosen as one of a select group of vendors to provide additional recovery services across a variety of asset types for a major money-center bank.

During the quarter, we focused on providing high quality compliant services to Ocwen, Altisource Residential and our other customers, while diligently executing on our 2014 strategic initiatives to diversify and expand our revenue base. This morning, I’ll briefly address recent news reports and then discuss our mortgage and real estate marketplaces in greater detail.

Earlier this week, Ocwen received a letter from the New York Department of Financial Services with inquiries primarily relating to Hubzu. We firmly believe that Altisource’s asset management business provides a very transparent and efficient method to sell real estate, that the fees we charge are in line with or lower than industry standards and that we generate strong results for homeowners.

Turning to our mortgage marketplace. We are focused on 3 objectives: first, supporting Ocwen; second, expanding operating margins in the default-related services business; and third, growing origination-related services revenue.

Our first initiative and primary focus is providing high quality compliant services to Ocwen’s servicing portfolio. During the first quarter of 2014, we assisted Ocwen with the boarding of 307,000 loans on REALServicing, including transfers from the legacy ResCap platform, OneWest and Greenpoint. Approximately 30% of these loans were non-GSE. We anticipate Ocwen will substantially complete the boarding of its remaining loans from their legacy ResCap platform in the middle of 2014.

Turning to operating margins for our default-related services, we continue to execute against our plan to increase margins in our default-related services businesses. While we fell just shy of the 47% margin objective, the expanded default-related margins contributed to a 200 basis point improvement in Mortgage Services’ overall operating margins compared to the fourth quarter of 2013.

We expect our Mortgage Services segment’s margins to continue to expand as we further develop our non-default-related businesses. We are investing in these businesses to support our future growth and expect these developing businesses to have attractive margins once they reach a level of maturity and scale.

For origination-related services, there were 271 Lenders One members during the first quarter of 2014, representing approximately 14% of the overall origination market. During the first quarter of 2014, origination-related service revenue was approximately 2.3 basis points of the Lenders One origination volume, an increase from 1.5 basis points in the fourth quarter of 2013.

We have 2 strategies to continue to increase our origination-related services revenue: first, facilitating a distribution channel for new origination products for Lenders One members with Altisource performing origination-related services on those products; and second, making it easier for the Lenders One members to order and receive services electronically from Altisource and our preferred vendors.

During the first quarter, we focused on the first strategy, as we will not turn our attention to technology development until later in the year. We made progress during the first quarter, but have more work to do to grow this business in line with our expectations.

In the real estate market place, we are focused on 2 objectives. First, growing distressed and nondistressed home sales on Hubzu. And second, providing property management services to Altisource Residential.

Reflecting on the progress we have made with Hubzu, we continue to perform well against the metrics we use to measure our performance. In the first quarter, we tripled our online traffic, increased property views 2.5x and doubled the number of bids compared to the fourth quarter of 2013.

To further support the growth of distressed asset sales on Hubzu, we are working to integrate the Equator and Hubzu technologies to make it easier for Equator’s customers to offer houses for sale on Hubzu. We expect the basic integration to be completed in the second quarter.

For nondistressed assets, we have more work to do to change behavior and increase adoption as we work to evolve how nondistressed homes are sold in the United States. We are focused on product and system enhancements and expect to continue to refine our preferred partner offering. We also increased our Hubzu marketing spend, which we believe is driving improved distressed sales and, in time, will drive better results for the nondistressed home sales.

The next initiative, the growth of our rental property management business for the single family rental market, is performing according to plan. We continue to provide services to Altisource Residential’s portfolio and are prepared for its growth.

In closing, we are executing well against our strategic plan, which focuses on developing a diversified revenue stream, long-term growth and strong cash flow generation driven by the delivery of high-quality compliant services.

At this time, we would like to open up the call for questions. Operator.

Question-and-Answer Session

Operator

[Operator Instructions] Our first question will come from the line of Mike Grondahl from Piper Jaffray.

Michael J. Grondahl - Piper Jaffray Companies, Research Division

The first one, can you discuss the buyers premium related to Hubzu.com? And also, maybe, what drove web traffic trends? Was it more marketing or more the association with Equator?

William B. Shepro

Mike, this is Bill. Mike, our overall strategy is to align our pricing to the market, to be market or lower. And with respect to our distressed or institutional business, Mike, most of the major banks, servicers, asset managers and GSEs, they all use auctions to sell houses; and that’s because auctions bring transparency, price discovery, additional prospective buyers to the process. And this is a tool that, Mike, that’s been in place for more than 15 years. And based on our research, we believe there’s a 5% buyers premium paid on houses sold by auction through our competitors. As we said in my prepared remarks, Mike, Hubzu’s beginning to win some new institutional clients beyond Ocwen, those are the 7 agreements we’ve signed with other servicers and asset managers where they are going to use Hubzu to sell their assets. We’re also in active negotiations with 4 other clients. We charge at 4.5%. We typically charge a 4.5% buyers premium, which is lower than the 5% market standard. And we believe it’s our results that’s helping us gain traction with new customers. We have about 50 institutional houses on Hubzu, where there’s a 3.5% buyers premium. And we expect by the end of our next auction cycle that all of the institutional homes on Hubzu will be listed with the 4.5% buyers premium. And we’re spending — Mike, this answers the second part of your question. We’re spending millions of dollars to drive traffic to the homes marketed on Hubzu in order to create more value for the investors. And then with respect to our nondistressed or noninstitutional program, what we’re calling is our preferred partner program. Here, we’re trying to establish an online marketplace for individual homeowners and their brokers to auction homes and to move the home sales transaction from an offline environment to an online environment. So unlike the mature REO auction space, individual homeowners and their brokers typically don’t sell homes through auction today. We’re charging a lower buyers premium here of 1.5%, but we’re also doing less work. And we’ve established — as we’ve talked about on the prior calls, we’ve established a minimally viable product and we’re on a test-and-learn phase to determine what the needs of this market segment are and what the appropriate services and pricing should be. So we don’t know where the buyers premiums’ ultimately going to shake out, but we believe it’s going to be consistent across this particular market place and then likely will be less than the buyers premium on institutional houses. And just to give you some sense, today there’s only about 80 homes participating in the preferred partner pilot.

Michael J. Grondahl - Piper Jaffray Companies, Research Division

Okay. And then, Bill Erbey mentioned that top 10 financial institution. But I didn’t catch all the services you’re providing that institution. Can you repeat those? I mean, it sounded like there were more services than just selling properties on Hubzu.

William B. Shepro

Yes. So basically, we’re going to be the asset manager of the listing broker, or going to be providing valuation services, Hubzu, in terms of online auction services, and we’ll also be providing settlement services or title insurance.

Michael J. Grondahl - Piper Jaffray Companies, Research Division

Okay. And then — well, maybe just one more quick question. Directionally, how do you think about overall margins sort of the rest of the year and into 2015?

William B. Shepro

So Mike, I think with respect to the Mortgage Services business, there’s still some room for margin improvement. In the technology business, our margins, as Michelle stated, are going to be constrained as we continue to invest in personnel for our next-generation technology. And then in Financial Services, I would expect it to be pretty consistent.

Operator

Our next question will be coming from the line of Henry Coffey from Sterne Agee.

Henry J. Coffey - Sterne Agee & Leach Inc., Research Division

I’ve just got a couple of questions, and excuse my ignorance. In terms of the 7 new customers, that was a mix of servicing companies and realtors? I didn’t quite understand all that.

William B. Shepro

Yes, Henry, this is Bill. It’s servicers and asset managers. So the asset managers are typically people that are managing assets for servicers. So it’s all in the institutional side.

Henry J. Coffey - Sterne Agee & Leach Inc., Research Division

Meaning?

William B. Shepro

It’s not individual real estate brokers. It’s companies, servicing companies or banks, for example.

Henry J. Coffey - Sterne Agee & Leach Inc., Research Division

So it’s a combination of servicers or people that are managing REO disposition?

William B. Shepro

On behalf of servicers, yes.

William C. Erbey

Henry, it’s people who either have REO or basically — or where it’s their own — for their own account. Or it’s basically — it’s REO for a servicer, but it would be like big banks and things like that.

Henry J. Coffey - Sterne Agee & Leach Inc., Research Division

And so the services you’re performing, you’re providing evaluation, you’re providing settlement and you’re also providing marketing through and exposure through Hubzu?

William B. Shepro

Yes. Henry, each contract is different. But the contract we, as Bill mentioned in his remarks, we are providing all those services. In the 7 other contracts, we’re providing Hubzu services, and each contract is different in terms of what other services we are providing.

Henry J. Coffey - Sterne Agee & Leach Inc., Research Division

I know there’s some — been a lot of unusual noise in the press. And maybe offline I can tell you the question that was — the manner in which that news is disseminated. But we won’t talk about that now. If we look at the total fees engaged in the sale of REO through the Altisource platform, could you kind of give us a generic breakdown of what that might look like?

William B. Shepro

Yes, Henry, we don’t typically break it out. But I think you can go — we’re providing brokerage services, buyers premium, asset management title, property preservation and inspection. And it’s typical — we feel very comfortable that we’re right in line, or lower than market.

Henry J. Coffey - Sterne Agee & Leach Inc., Research Division

Well, so broker service, is that’s the 6% that gets divided up between the seller and the buyer?

William B. Shepro

That’s correct.

Henry J. Coffey - Sterne Agee & Leach Inc., Research Division

And then the buyers premium is an additional premium that, if I’m using the Hubzu website and buying the property, I also pay?

William B. Shepro

If you’re buying a home through the auction site, we charge a 4.5% buyers premium. The market charges a 5% buyers premium.

Henry J. Coffey - Sterne Agee & Leach Inc., Research Division

And if...

William B. Shepro

And that’s paid for by the buyer, not the seller.

Henry J. Coffey - Sterne Agee & Leach Inc., Research Division

Right. But that’s in addition to the broker’s commission?

William B. Shepro

Correct.

Henry J. Coffey - Sterne Agee & Leach Inc., Research Division

I just want to get all the numbers. So there’s a brokers commission and then of — which historically is somewhere between 5% and 6%. There’s the buyers premium, what you’re saying, is about 4.5%. There are probably some other fees and the like. How does that — can you give us a comparison to other services or other competitors to get a feeling for how that stacks up? Because I know, for example, there’s at least one other public company that has a division that’s doing this. These numbers seemed consistent with what they’re sharing. But we don’t get insight into all the other private companies that are probably doing this as well.

William B. Shepro

Henry, we’ve done that. We do market studies and we work to ensure that our pricing is at market or lower for the services we provide. I don’t think we want to get into the individual — for competitive reasons, I don’t think we want to get into our individual pricing on each of our services. But we feel very comfortable that the pricing we charge is in line with or lower than market.

Operator

Our next question will be coming from the line of Douglas Kass from Seabreeze Partners.

Douglas A. Kass - Seabreeze Partners Management, Inc.

Just then to summarize, because my questions were almost all asked and obviously people are concerned about this probe by Lawsky. Just to summarize, you’re basically saying that Hubzu charges more on the property serviced by Ocwen because it provides additional services compared to non-Ocwen property.

William B. Shepro

No, no. Doug, no. We’re charging the same or less than anyone else would typically charge a servicer for the services that we provide and other customers in line with what we charge Ocwen.

Douglas A. Kass - Seabreeze Partners Management, Inc.

Okay, fine. It is unclear how many homes Lawsky’s claims address. Can you give us some sense?

William B. Shepro

No, I don’t have it at my finger tips, how many homes we have in New York. But if — yes, I don’t have it at my fingertips, Doug.

Operator

Our next question will be coming from the line of Quincy Lee from Teton Capital.

Quincy Lee

On a different note, with regards to the capital structure you envision for this company over the next few years, could you imagine the leverage ratio increasing over time? I guess, how do you feel about future capital structure situations?

William B. Shepro

Bill, should I take that, or would you?

William C. Erbey

Sure. No, I could take that. I think that we certainly could have a higher leverage than we have today. The business generates very strong positive cash flow and we have fairly small proportionate requirements for capital to run and grow the business, so that I would think that we could carry higher debt-to-equity ratios than we have today. We certainly — we’ll try to be — we’re not going to push the envelope and be anywhere close to some of the higher end of the scale. But we’re really quite strong earnings coverage today, and that could go up.

Operator

Our next question will be coming from the line of DeForest Hinman from Walthausen & Company.

DeForest R. Hinman - Walthausen & Co., LLC

I kind of had a little off-topic question. But just on Equator, just trying to understand that acquisition a little bit better. You gave some more disclosures in the K. They weren’t really performing very well when we acquired them or putting them in the Technology segment, and then you kind of made some commentary about kind of integrating it with the Hubzu. Is that the primary strategy with that acquisition or did it have anything to do with some sort of build versus buy on the expense we were looking to outlay for kind of the real suite too? Because when I look at their website, it looks like they’ve done a lot of the things that we had been talking about with the real suite, or am I missing something?

William B. Shepro

Let me take your — this is Bill. Let me take your second question first. There may be some opportunities for us to sunset some of Altisource’s legacy technologies and replace it with the Equator technologies where there’s some duplication. That’s interesting for us, too. We’re very interested in working the Equator. Our new Equator colleagues and the Altisource team are working very closely to integrate Equator to Hubzu, so that we could provide to Equator’s customers the asset management services and Hubzu services that we provide for others. So we’re leveraging their relationships that they have.

DeForest R. Hinman - Walthausen & Co., LLC

So was that the primary intent of that acquisition?

William B. Shepro

That was an important component of that acquisition, yes. In addition to they have a good core business as well, with a very strong customer base.

William C. Erbey

If you think of it from a media perspective, we handle a lot of content. Equator really is like the pipe. It’s the backbone over which large numbers of transactions occur amongst banks and servicers and the real estate markets. So it’s a pretty — it was a very significant footprint within that space.

DeForest R. Hinman - Walthausen & Co., LLC

Okay. And then we look at the payout incentives in that, it would mean a pretty sizable turnaround in their performance. So is there any way that you can help us think about what has to happen from — to hit those thresholds where they hit those payout? So obviously, we have to pay them some cash. But overall, it would mean the performance has improved materially relative to when we purchased them.

William B. Shepro

DeForest, I would just suggest to go back to the original investor presentation and also take a look at the Equator contract that I believe was attached to our 8-K to give you some sense as to what’s included in that adjusted earnings to get to the — your own calculation. But we’re really not prepared at this point to talk much more than that about it.

Operator

Our next question will be coming from the line of Fred Small from Compass Point.

Fred Small - Compass Point Research & Trading, LLC, Research Division

So just 2 questions. The first one is on margins, and the second one is on the share repurchase or the structural stuff that you talked about earlier. On the margin, Bill, I think you said that you just missed the margin goals for the default segment. Can you say what the default segment margin was?

William B. Shepro

I meant it was very, very close. I mean, we just missed it by less than 1%.

Fred Small - Compass Point Research & Trading, LLC, Research Division

So it’s — when the goal was set, we were at 40% roughly overall, and the goal was to get to 47%?

William B. Shepro

Right. So that helped drive — yes, that’s correct. And I think going forward, we’re going to speak more about the overall segment margins as opposed to just default-related services. And we largely accomplished the objective in the first quarter, and we’re still continuing to focus on improving margins in our default-related services, but we’re also looking at the whole segment now. And that should be easier for you to follow.

Fred Small - Compass Point Research & Trading, LLC, Research Division

Got it. The pretax margin in the Mortgage Services segment overall is still — looks, I guess, over 300 basis points lower than it was when we set the goal and most of the segment’s revenues are coming from default. So I’m just wondering why aren’t they — how have you gotten almost to the goal in default and not overall?

Michelle D. Esterman

Sure. So there are other businesses in the Mortgage Services segment that are growing and developing. And we’re investing in those businesses, I think, as Bill mentioned in his prepared remarks. So we’re scaling resi, our origination-related services and others.

William B. Shepro

And we also have — isn’t there a lot more when you get to operating margins, amortization expense?

Michelle D. Esterman

There is. Now if you’re comparing the 40% to the pretax this year, yes, there’s quite a bit more amortization. Just in the first quarter alone, there was $7 million of — $7.1 million of amortization of intangibles compared to $671,000 in the first quarter of last year.

Fred Small - Compass Point Research & Trading, LLC, Research Division

Great. And I thought in the past you said that this — that you were — the goals were the same, even adjusted for the amortization?

William B. Shepro

That’s right.

And so even adjusted for amortization, we were able to get our operating margins on the default-related businesses to close to 47%. We still have some more work to do on our non-default related businesses to improve their margins.

Fred Small - Compass Point Research & Trading, LLC, Research Division

So can overall — I mean, before we were talking about getting it — including the amortization expense here, I guess you’re — that’s lumped in the SG&A, which went up a little bit as a percent of — which went up 300 basis points as a percent of service revenues quarter-over-quarter anyway. But can pretax as a percentage of service revs still get above 40%?

Michelle D. Esterman

So if we — sorry, let’s back up a minute. If I take Mortgage Services performance and I break it out between default and non-default, on the default side, we were just shy of achieving 47% pretax after amortization expense. And so I think what Bill is saying is, we’re investing in the growth of some of our newer businesses and, in time, we expect that those margins to be quite attractive as well.

William B. Shepro

And there’s still more room to grow the default. But we’re going to talk about this from an overall segment perspective going forward as opposed to the default-related services. Just easier, I think, for everyone to follow.

Fred Small - Compass Point Research & Trading, LLC, Research Division

Got it. Just, overall, when you lump everything together, can you still get back above — from the segment perspective, can you still get back above where you were at the end of 2012 when you set the goals?

William B. Shepro

Yes. I mean, Fred, I think there’s a lot of opportunity for us over time to improve margins. And we’re very, very operationally focused in the Mortgage Services business which are, at least from a default side, is much more mature. And so I think there is more room to improve our margins there. But we’re not going to give you any guidance in terms of where we think we’re going to land, at least not today.

Fred Small - Compass Point Research & Trading, LLC, Research Division

Okay, got it. And the new business that you talked about adding, where there have been a couple of questions, do those change sort of — do those have a big impact on the overall margin mix or the goals, or would you expect that?

William B. Shepro

I’m not sure I’m following the question.

Fred Small - Compass Point Research & Trading, LLC, Research Division

The new businesses that — or the new business that you added with some outside customers, are the margins comparable to...

William B. Shepro

Yes. Oh yes, I think they are comparable. Yes.

Fred Small - Compass Point Research & Trading, LLC, Research Division

Okay, great. And then on the share repurchase, what you talked about before — I’m sorry, does this completely lift the Luxem — having this sub? Does it completely lift the Luxembourg restrictions?

William C. Erbey

Well, it lifts — the Luxembourg restriction now is $2.8 billion plus future earnings.

William B. Shepro

Yes, once we get there.

William C. Erbey

I was suggested that we were not intending to have a stock buyback plan at anywhere close to $2.8 billion. So it’s not an effective limitation right now.

Fred Small - Compass Point Research & Trading, LLC, Research Division

Right. No, I get that. So that’s the limit with — and this goes into place over the next 2, 3 months you said?

William C. Erbey

Right.

Fred Small - Compass Point Research & Trading, LLC, Research Division

Okay. Great. And do you think those...

William C. Erbey

Effectively, that’s no longer — it’s no longer a practical limitation because it’s well outside of whatever we would even consider buying back shares. But it’s — so we no longer have to consider it as one of the limitations. The primary limitation is, how we want to run our balance sheet. I think we could raise a lot more debt than we have today. We certainly don’t ever look to push the debt limit to the maximum amount, because times get tough at times. You want to have more safety in your capital structure. So I mean, the effective limitation today is what the Board of Directors feels comfortable with in terms of basically repurchasing shares.

Fred Small - Compass Point Research & Trading, LLC, Research Division

Got it. Understood. And if I look at the breakout of the share repurchase on Page 39 of the Q, it was really significant in February and then slowed down in March. Did you hit the cap there?

William B. Shepro

Yes. We were still subject to the Luxembourg law limitations, the old limitations in the first quarter. And then we put a program in place again in the month of April. But I think we tell you what our limitations are today in the Q.

Operator

Our next question will be coming from the line of Mike Grondahl from Piper Jaffray.

Michael J. Grondahl - Piper Jaffray Companies, Research Division

Just 3 quick follow-ups. One, did you disclose what Hubzu revenue was in the quarter? Secondly, is there much of a difference in the fees for foreclosures or short sales? And then just lastly, will you guys press release or sort of let us know when the buyback ceiling and the restructuring is done? Do you intend to do that?

William B. Shepro

With respect to the buyback, we have to talk about it. Mike, we haven’t had that discussion yet internally on whether or not we should 8-K that. But we’ll let you know if we plan on — we’ll let the public know if we plan on doing that. Your second question was related to — or first question was related to Hubzu revenue. And Mike, we look at that as really not just Hubzu but also our brokerage business, and that was about $33 million in the first quarter. And then with respect to short sale and foreclosure, on short sale, we’re just acting as the essentially the auction facilitator. We’re not acting as the listing agent today on those properties. So we’re earning a buyers premium. But on short sales, we only earn the buyers premium when the house marketed on Hubzu ends up selling for more than what the borrower and their broker originally proposed, or if the home sells to a buyer other than the borrower’s original buyer. And what we had found so far, at least since we started the program, for all the houses we’ve sold to date, Mike, on approximately 50% of the time, we’re selling the house for more money than was originally proposed by the borrower and their broker when it goes on Hubzu. And that translates to about $17,000 on average of additional proceeds to the investor, or almost 11% more in terms of higher purchase price. So we’ve had a lot of success for the homes that sell — the short sale homes that sell on Hubzu, they’re selling for substantially more money than was originally proposed. And we believe that’s because we are bringing transparency to the process, we’re bringing a lot of bidders to the process, and we’re bringing a lot of — there’s transparency and there’s more bidders to the process, which is driving the higher price. So we’re having great success there, and we actually think that’s a good proxy for the performance of our REO-related business.

Michael J. Grondahl - Piper Jaffray Companies, Research Division

Sure. And then, hey, one last one I just thought of looking through my notes. I think last quarter you said that the percent of sales on Hubzu, about 42% or 43% was auction-related. Has that continued to trend up?

William B. Shepro

Mike, I think on the call today, 45% of our homes on the site are really just marketing-related, not auction-related.

Michael J. Grondahl - Piper Jaffray Companies, Research Division

Okay.

William B. Shepro

I’m sorry, did I misspeak, Michelle?

Michelle D. Esterman

I think he’s asking about auctions.

William B. Shepro

Sorry. About 45% are not auctions, so 55% would be auctions.

Michael J. Grondahl - Piper Jaffray Companies, Research Division

Would be auctions. So that has trended up from 43% in December. Okay.

Operator

Our next question will be coming from the line of Ryan Zachariah from JAM.

Ryan Zacharia - JAM Equity Partners, LLC

I just want to follow up on some of the numbers that you just pointed out on the short sales better than listed on Hubzu. So if an offer is brought to you guys for $100,000 and then it’s listed on Hubzu, that same potential buyer has to pay $104,500 to buy the house?

William B. Shepro

No, Ryan. Let me explain. We have an Ocwen-assisted short sale program. When their borrower or their broker approach Ocwen to approve a short sale, Ocwen wants to make sure that there’s the appropriate price discovery that took place, that it is being sold for a fair price. If the home sells for more money than what’s originally proposed, or if the home sells to a different buyer than the borrower’s original buyer, regardless of price, we earn a buyer’s premium and technology fee paid by the buyer. In the case of a sale to the borrower’s original buyer, there has to be more proceeds to the investor of the home than from the offer that was originally proposed before we earn $0.01 of buyer’s premium or technology fee at Altisource. What we’re finding is 50% of the time, when a home comes to Hubzu under the Assisted Short Sale program, the house sells for more money than what was originally proposed. And that more money, for those homes that sell for more, is on average around $17,000 more per home to the investor. In the case of a sale to the borrower’s original buyer, we only earn money on those houses that sell for more money than was originally proposed. And we’re only earning a buyer’s premium and technology fee, we don’t take anything today from the listing agent. The listing agent’s commission remains exactly the same.

Ryan Zacharia - JAM Equity Partners, LLC

But let’s say an offer is brought to you and there’s only one bidder and it’s still the original...

William B. Shepro

We take no fee, except where a different buyer buys the property, or where the borrower’s original buyer buys the property for a higher price than originally proposed.

Ryan Zacharia - JAM Equity Partners, LLC

Potential buyer, and that buyer comes in at $100,000, do they have to pay the buyer’s premium?

William B. Shepro

No. If the borrower’s original buyer buys the property for the same or lower price, the original buyer does not pay the buyer’s premium and technology fee. If a different buyer buys the property, regardless of price, Altisource charges these fees to the buyer. So, in the case of the borrower’s original buyer purchasing the property, there is no buyer’s premium or technology fee if the price is the same or less than was originally proposed.

Operator

Our next question will be coming from the line of Kenneth James from Sterne Agee.

Kenneth S. James - Sterne Agee & Leach Inc., Research Division

I just had a couple of questions here following up with some stuff Henry asked about. Just, first, in respect to the new contracts and how we might see those flow through the model of the financials, is it just going to just — would you anticipate them just driving higher Hubzu unit sales? Is it actually going to put loans, average delinquent loans, increase that number on the platform, just show up in Mortgage Services revenue? Just what if you give a little more color on how that might...

William B. Shepro

Sure. Kenneth, this is Bill. Yes, that — it’s going to just show up in our various different business lines. It’s completely unrelated to the number of loans on the REALServicing platform. So that won’t drive any increase or decrease in loans on the REALServicing platform. And you’ll see the revenue show up in our asset management business and our valuation business, in our insurance business.

Kenneth S. James - Sterne Agee & Leach Inc., Research Division

Okay. So it won’t drive new loans in the platform. All right. And my other question was in relation to the amortization expense that was up a couple of million sequentially, is that a permanent step higher to kind of look where the amortization expense will run? Or is this more of a variable expense kind of tied to the timing of revenue recognition?

Michelle D. Esterman

So sequentially, amortization of intangibles went from $9.3 million to $9.4 million.

Kenneth S. James - Sterne Agee & Leach Inc., Research Division

I guess I took the number out of the cash flow statement. I’m talking about, I guess, total amortization and depreciation for everything.

Michelle D. Esterman

Okay. So depreciation was a little higher sequentially, yes. The amortization of intangibles will vary with the revenue we’re earning from the Equator platform, the ResCap and Homeward fee-based businesses that we acquired. And depreciation, generally speaking, is recognized on a straight-line basis.

Kenneth S. James - Sterne Agee & Leach Inc., Research Division

Okay. So there can be some play in it?

Kenneth S. James - Sterne Agee & Leach Inc., Research Division

Well, yes. Yes, I’m just trying to figure out exactly what the amortization expense is going to be going forward, or not exactly...

Michelle D. Esterman

Amortization of — so sorry, let’s back up just a minute. Depreciation and amortization relates to our fixed assets. The reason we have amortization in there is we amortize leasehold improvements. So these — this is PP&E depreciation and amortization. And then you separately have amortization of intangible assets.

Is that helpful?

Kenneth S. James - Sterne Agee & Leach Inc., Research Division

Yes. It’s — we could follow up offline. I guess I’m just comparing all of it combined, in the first to the fourth and just kind of wondering what the difference is. I’m trying to verify that, I got the right or wrong numbers.

Michelle D. Esterman

Yes, I’d be happy to.

Operator

Our next question will be coming from the line of Douglas Kass from Seabreeze Partners.

Douglas A. Kass - Seabreeze Partners Management, Inc.

Michelle, I apologize if this question was answered, I had to step out for a couple of minutes. But again, on the P&L statement and a cash flow question. On the P&L statement, it appears that there was almost an $0.11 or $0.12 negative swing in the other income line with interest expense rising quite substantially despite the fact that debt balances hadn’t changed. In addition, other income basically went from about $0.75 million to 0. So the dual effect was about $2.5 million — almost $2.5 million negative swing. Could you explain that? Secondly, on the cash flow statement, I see that out of nowhere there was a bad debt expense of about $1.8 million. What was that?

Michelle D. Esterman

Sure. So your questions on the income statement, I think you were comparing first quarter 2014 to first quarter 2013. The interest rate increase, our debt is basically double what it was in the first quarter of 2013. We originally acquired — we had $200 million of debt in December of 2012, and then in May of 2013, we increased it to $400 million. In December of 2013, we refinanced our debt to achieve a lower interest rate. So if you look at fourth quarter versus first quarter, you would see that our interest rate has actually declined.

William B. Shepro

Doug, with respect to the bad debt, that’s in one of our businesses where we incurred some bad debt. That’s as the way in which some of our clients gets paid changed and they wanted to change how we get paid. And so we were just working through that.

Operator

Our next question will be coming from the line of Henry Coffey from Sterne Agee.

Henry J. Coffey - Sterne Agee & Leach Inc., Research Division

You told Mike Grondahl that the real estate transaction revenue was $33 million. How does that compare to the $22.7 million that you reported on your slide deck in the fourth quarter? Can you give us a sense of what that...

William B. Shepro

Yes, Henry, it’s comparable. It’s the same to — it’s an increase.

Henry J. Coffey - Sterne Agee & Leach Inc., Research Division

So the Hubzu service revenue was $33 million?

William B. Shepro

It’s Hubzu and our brokerage business, yes.

Henry J. Coffey - Sterne Agee & Leach Inc., Research Division

And what was the brokerage contribution in the fourth quarter?

William B. Shepro

We don’t break out the two, Henry.

Henry J. Coffey - Sterne Agee & Leach Inc., Research Division

Maybe we can go over this later.

Operator

Our next question will be coming from the line of Fred Small from Compass Point.

Fred Small - Compass Point Research & Trading, LLC, Research Division

Just one quick follow-up. On REO sales and/or short sales, can you say what the number of sales were in Q1?

William B. Shepro

I think it’s in...

Michelle D. Esterman

It’s in Slide 10. It was 6,705 assets.

Fred Small - Compass Point Research & Trading, LLC, Research Division

Is there — and you can’t give the breakout between REO and short sales?

Michelle D. Esterman

We don’t disclose that now.

Operator

Our next question will be coming from the line of Bryan Wren from Independence Capital.

Bryan Wren

I had 2 quick questions. Last week, Ocwen missed the advance ratio at HLSS by a pretty decent amount. And they spoke about REOs being a little off on the timing, I think they moved into March and April versus the first quarter due to some weather. Can you guys talk about how that — if it did and how much it affected you guys. And then, two, just to be crystal clear on the share repo, once this is restructured, I believe you have 3.3 million shares left on the buyback today. Can you buy those shares whenever you want with no restrictions?

William B. Shepro

So with respect to your first question, I mean, I’m not quite sure what you’re referring to. But in the first quarter — I mean, the first quarter is typically as Michelle mentioned, it’s a seasonally slower period typically for selling REO. Now we have a bigger inventory, so we sold more in the first quarter than the fourth.

Michelle D. Esterman

And then our share capacity, I think you were asking about our Luxembourg share capacity, is that right?

Bryan Wren

Yes.

Michelle D. Esterman

Right. So at the end of the quarter, it was $15 million, and we have the ability to repurchase that. And as we earn — as we have earnings in April, approximately 90% of that will be used to increase our capacity under Luxembourg law until we have a restructuring.

Bryan Wren

Once restructured, that 3.3 million is all available, is that correct?

Michelle D. Esterman

So the 3.3 million shares is how many is authorized to be repurchased under the approval. And then Luxembourg law dictates how the dollar amount we can repurchase, irrespective of the number of shares.

Operator

Our next question will be coming from the line of Ben Glaze from Apollo Management.

Ben Glaze

So Henry asked my first question. The second one is kind of related to the short sale units and REO units, it’s the 6,705, like how would that compare to the total units that you guys are doing in both of those?

William B. Shepro

Yes. Ben, that includes both our short sale and REO sales.

Ben Glaze

All of the short sales and REO that happened in the quarter. Okay.

William B. Shepro

Correct.

Operator

Thank you. And at this time, I’m not showing any further questions. I would now like to turn the call back over to Michelle Esterman for any closing remarks.

Michelle D. Esterman

Thank you for your interest in Altisource and joining the call today. Have a great day.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program, and you may all disconnect. Everyone, have a great day.